HYNES & HOWES INSURANCE COUNSELORS, INC.
Statistical Data for Form 10
September 30, 1998



                                                   September 30,
                             1998      1997        1996        1995        1994
1. Net Operating
       Revenues          $ 82,380  $116,385  $  172,045  $  176,577  $  186,951

2. Income (Loss) from
      Operations         $ 16,640  $  3,554  $   15,397  $   13,662  $   12,414
   Per Share Earnings
      (Loss)             $    .00  $    .00  $      .00  $      .00  $      .00

3. Working Capital       $ 34,545  $ 10,099  $  (18,162) $   (2,881) $    4,364

4. Total Assets          $684,561  $667,979  $1,697,069  $1,730,796  $1,867,319

5. Long Term Obligations
    Mortgage Payable     $    .00  $    .00  $  991,555  $1,034,062  $1,072,540
    Commission Payable        .00       .00         .00         .00      81,000

6. Cash Dividends per
     Common Share        $    .00  $    .00  $      .00  $      .00  $      .00